INTERNATIONAL SPEEDWAY CORPORATION
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of International Speedway Corporation:

The Annual Meeting of the Shareholders of International Speedway Corporation will be held at
DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, FL 32114 on Wednesday, the 7th day of April 2004, commencing at 9:30 A.M., for the following purposes:

(a) To elect four (4) Directors of the Corporation.
(b) To transact such other business as may properly come before the meeting.

ALL Shareholders of record as of January 31, 2004, will be entitled to vote, either in person or by proxy.
Due to logistical considerations, please be present by 9:15 A.M.
Shareholder registration tables will open at 9:00 A.M.

By Order of the Board of Directors

W. Garrett Crotty
Vice President, Secretary and General Counsel

March 5, 2004

INTERNATIONAL SPEEDWAY CORPORATION
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

INFORMATION STATEMENT

Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
and Regulation 14C and Schedule 14C thereunder

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is first being mailed on or about March 5, 2004 to holders of record on January 31, 2004 (the “Record Date”) of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation. This Information Statement relates to an Annual Meeting of Shareholders and the only matter to be acted upon at the meeting is the election of directors.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder.

DATE, TIME AND PLACE INFORMATION

Our Annual Meeting of Shareholders will be held on Wednesday, April 7, 2004 commencing at 9:30 A.M. at DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, Florida, 32114. Shareholder registration tables will open at 9:00 A.M. The mailing address of our principal executive offices is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

VOTING SECURITIES AND PRINCIPAL HOLDERS

This Information Statement is being mailed on or about March 5, 2004 to all of our shareholders of record as of the Record Date. The Record Date for the Annual Meeting is January 31, 2004. As of the Record Date, we had 28,400,930 shares of class A common stock and 24,816,853 shares of class B common stock issued and outstanding. Each share of the class A common stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of the class B common stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders. The following table sets forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of the Record Date by:

• All persons known to us who beneficially own 5% or more of either our class A common stock or our class B common stock;

• Each person who served as our chief executive officer in Fiscal 2003 and each of our other four most highly compensated executive officers in Fiscal 2003;

• Each of our directors; and

• All of our directors and officers as a group.

As described in the notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.
	Number of Shares of Common Stock Beneficially Owned (2)			Percentage of Common Stock Beneficially Owned			Percentage of Combined Voting
Name of Beneficial Owner (1)	Class A (3)	Class B (4)	Total	Class A (5)	Class B (6)	Total	Power of Common Stock (7)
France Family Group (8)	18,693,932	18,629,270	18,693,932	39.75%	75.07%	35.13%	61.13%
James C. France (9)	12,970,067	12,950,576	12,970,067	31.37%	52.18%	24.37%	42.48%
William C. France (10)	12,964,833	12,938,356	12,964,833	31.36%	52.14%	24.36%	42.44%
Lesa France Kennedy (11)	632,747	614,715	632,747	2.18%	2.48%	1.19%	2.03%
George S. Leoning (12)	2,511,477	0	2,511,477	8.84%	*	4.72%	1.65%
Select Equity Group, Inc. (13)	2,093,427	0	2,093,427	7.37%	*	3.93%	1.37%
Edward C. Johnson 3d (14)	1,914,549	0	1.914,549	6.74%	*	3.60	1.26%
Abigail P. Johnson (15)	1,914,549	0	1.914,549	6.74%	*	3.60	1.26%
FMR Corp. (16)	1,914,549	0	1.914,549	6.74%	*	3.60	1.26%
Columbia Wanger Asset Management LP (17)	1,616,600	0	1,616,600	5.69%	*	3.04%	1.06%
Brian Z. France (18)	232,308	231,646	232,308	*	*	*	*
Raymond K. Mason	151,111	146,665	147,707	*	*	*	*
Thomas W. Staed (19)	53,396	45,000	49,992	*	*	*	*
H. Lee Combs	40,250	30,735	40,250	*	*	*	*
John R. Saunders	25,290	12,535	25,290	*	*	*	*
John E. Graham, Jr.	23,046	0	23,046	*	*	*	*
Susan G. Schandel	19,087	8,602	19,087	*	*	*	*
W. Grant Lynch, Jr.	16,271	4,831	16,271	*	*	*	*
J. Hyatt Brown (20)	14,037	9,000	11,400	*	*	*	*
W. Garrett Crotty	10,323	2,784	10,323	*	*	*	*
Lloyd E. Reuss	12,404	0	9,000	*	*	*	*
Gregory W. Penske (21)	9,874	0	8,728	*	*	*	*
Christy F. Harris (22)	8,954	150	5,550	*	*	*	*
Daniel W. Houser	3,813	925	3,813	*	*	*	*
Leslie A. Richter	3,777	0	3,777	*	*	*	*
Glenn R. Padgett	3,129	0	3,129	*	*	*	*
Paul D.H. Phipps	2,479	0	2,479	*	*	*	*
Edward H. Rensi	4,904	1,500	1,500	*	*	*	*
Larry Aiello, Jr.	1,021	0	1,021	*	*	*	*
William P. Graves	0	0	0	*	*	*	*
All directors and
officers as a group
(23 persons)(23)	18,295,746	18,090,645	18,295,746	39.34%	72.90%	34.37%	59.45%
* - Indicates less than 1%

(1) Unless otherwise indicated the address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

(2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3) Reflects the aggregate number of shares held by the named beneficial owner assuming (i) the exercise of any options to acquire shares of class A common stock that are held by such beneficial owner that are exercisable within 60 days and (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock.

(4) Assumes no conversion of shares of class B common stock into shares of class A common stock.

(5) Reflects (i) the exercise of any options to acquire shares of class A common stock that are held by the named beneficial owner that are exercisable within 60 days, (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock, and (iii) the assumption that no other named beneficial owner has exercised any such options or converted any such shares.

(6) Reflects current ownership percentage of named beneficial owner’s shares of class B common stock without any conversion of shares of B common stock into shares of class A common stock.

(7) Reflects current ownership of class A common stock and class B common stock except for those named beneficial owners with options to acquire shares of class A common stock which are exercisable within 60 days, in which case the exercise of such options is assumed.

(8) The France Family Group consists of William C. France, James C. France, members of their families and entities controlled by the natural person members of the group. A complete list of all the members of the France Family Group can be found in its 11th amendment to Schedule 13G which was filed with the SEC on February 10, 2004. Amounts shown reflect the non-duplicative aggregate of 64,662 Class A and 18,629,270 Class B shares indicated in the table as beneficially owned by James C. France, William C. France, Lesa France Kennedy and Brian Z. France, as well as 801,352 Class B shares held beneficially by the adult children of James C. France. See footnotes (9), (10), (11) and (15).

(9) Includes (i) 306,225 Class B shares held beneficially and/or of record by Sharon M. France, his spouse, (ii) 8,593,482 Class B shares held of record by Western Opportunity Limited Partnership ("Western Opportunity"), (iii) 3,074,509 Class B shares held of record by Carl Investment Limited Partnership ("Carl"), (iv) 19,557 Class B shares held of record by Quaternary Investment Company, (v) 958,303 Class B shares held of record by Carl Two Limited Partnership (“Carl Two”), and (vi) 80,502 Class B shares held of record by Auto Research Bureau (“ARB”). James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity and (y) Quaternary Investment Company, the general partner of Carl. He is also the sole member of Carl Two, LLC, the general partner of Carl Two. Also see footnote (10). Does not include shares held beneficially by the adult children of James C. France.

(10) Includes (i) 8,593,482 Class B shares held of record by Western Opportunity, (ii) 4,344,874 Class B shares held of record by Polk City Limited Partnership ("Polk City"), and (iii) 80,502 Class B shares held of record by ARB. William C. France is the sole shareholder and director of each of (x) Sierra Central Corp., one of the two general partners of Western Opportunity and (y) Boone County Corporation, the general partner of Polk City. Also see footnote (9). Does not include the shares shown in the table as beneficially owned by Lesa France Kennedy and Brian Z. France, adult children of William C. France.

(11) Includes (i) 349,313 Class B shares held of record by BBL Limited Partnership and (iv) 225,996 Class B shares held of record by Western Opportunity. Mrs. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership.

(12) This owner’s address is 380 Lafayette Street, 6th Floor, New York, New York 10003-6933. Includes shares beneficially owned by Select Equity Group, Inc. and Select Offshore Advisors, LLC.

(13) This owner’s address is 380 Lafayette Street, 6th Floor, New York, New York 10003-6933. Shares shown are also attributed to George S. Leoning. See Note 12.

(14) This owner’s address is 82 Devonshire Street, Boston, Massachusetts 02109. Includes shares also shown as beneficially owned by Abigail P. Johnson and FMR Corp.

(15) This owner’s address is 82 Devonshire Street, Boston, Massachusetts 02109. Includes shares also shown as beneficially owned by Edward C. Johnson 3d and FMR Corp.

(16) This owner’s address is 82 Devonshire Street, Boston, Massachusetts 02109. Includes shares also shown as beneficially owned by Edward C. Johnson 3d and Abigail P. Johnson.

(17) This owner’s address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606-5016.

(18) Includes 4,498 Class B shares held of record by Zack Limited Partnership and 227,148 Class B shares held of record by Western Opportunity. Mr. France is the sole shareholder and director of Zack Company, the sole general partner of Zack Limited Partnership.

(19) Owned jointly with Barbara Staed, his spouse.

(20) Held of record as joint tenants with Cynthia R. Brown, his spouse.

(21) Includes 1,563 Class A shares held by Patricia Durham Penske (his spouse) Trust.

(22) Includes 500 Class A shares held by M. Dale Harris, his spouse, and 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.

(23) See footnotes (8) through (11) and footnotes (15) through (19).

DIRECTORS AND OFFICERS

As of the Record Date our officers, directors and nominees were as follows:

Name	Age	Position With ISC

William C. France	70	Chairman of the Board and Director
James C. France	59	Vice Chairman, Chief Executive Officer and Director
Lesa France Kennedy	42	President and Director
John R. Saunders	47	Senior Vice President and Chief Operating Officer
H. Lee Combs	50	Senior Vice President – Corporate Development
Susan G. Schandel	40	Vice President – Administrative Services, Chief Financial Officer and Treasurer
W. Garrett Crotty	40	Vice President, Secretary and General Counsel
John E. Graham, Jr.	55	Vice President of Business Affairs and Corporate Communications
W. Grant Lynch, Jr.	50	Vice President
Leslie A. Richter	73	Vice President – Special Projects
Paul D. H. Phipps	57	Vice President – Sales and Marketing
Daniel W. Houser	52	Controller and Chief Accounting Officer
Glenn R. Padgett	53	Chief Counsel – Operations & Assistant Secretary
Larry Aiello, Jr.	54	Director
J. Hyatt Brown	66	Director
Brian Z. France	41	Director
William P. Graves	51	Director
Christy F. Harris	58	Director
Raymond K. Mason, Jr.	48	Director
Gregory W. Penske	41	Director
Edward H. Rensi	59	Director
Lloyd E. Reuss	67	Director
Thomas W. Staed	72	Director

Our Board of Directors is divided into three classes, with regular three year staggered terms. Messrs. William C. France, Graves, Harris and Penske were elected to hold office until the annual meeting of shareholders to be held in 2004. Messrs. James C. France, Brian Z. France, Mason, and Reuss were elected to hold office until the annual meeting of shareholders to be held in 2005. Ms. Kennedy and Messrs. Aiello, Brown, Rensi and Staed were elected to hold office until the annual meeting of shareholders to be held in 2006.

For the election of directors at the Annual Meeting of Shareholders in April 2004, the Board has accepted the recommendation of the Chief Executive Officer and approved the nomination of Messrs. William C. France, Graves, Harris and Penske as directors to serve for a three-year term and hold office until the annual meeting of shareholders to be held in 2007.

William C. France and James C. France are brothers. Lesa France Kennedy and Brian Z. France are the children of William C. France. There are no other family relationships among our executive officers and directors.

Mr. William C. France, a director since 1958, has served as our Chairman of the Board since 1987 and as Chief Executive Officer from 1981 to 2003.

Mr. James C. France, a director since 1970, has served as our Vice Chairman and Chief Executive Officer since the April 2003 annual meeting of directors. He previously served as our President and Chief Operating Officer from 1987 until 2003.

Ms. Lesa France Kennedy, a director since 1984, was appointed President of ISC in April 2003. Ms. Kennedy served as our Executive Vice President from January 1996 until April 2003, Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996.

Mr. John R. Saunders has served as Senior Vice President and Chief Operating Officer since April 2003. He had served as Senior Vice President-Operations from July 1999 until April 2003. He had served as a Vice President since 1997 and was President of Watkins Glen International from 1983 until 1997.

Mr. H. Lee Combs, was appointed Senior Vice President-Corporate Development in July 1999. He served as Senior Vice President-Operations since January 1996 until that date. Mr. Combs served as a Vice President and our Chief Financial Officer from 1987 until January 1996. Mr. Combs also served as one of our directors from 1987 until April 2003.

Ms. Susan G. Schandel, a Certified Public Accountant, became a Vice President in July 1999 and since January 1996 has continued to serve as our Treasurer and Chief Financial Officer.

Mr. W. Garrett Crotty became a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel.

Mr. John E. Graham, Jr., has served as Vice President of Business Affairs and Corporate Communications since August 2002. He had previously served as a Vice President and as President of Daytona International Speedway since November 1994.

Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since November 1993. He also served as President of Kansas Speedway since its inception in 1997 until 2002.

Mr. Leslie A. Richter has served as a Vice President since February 2000. Mr. Richter has served as the Executive Vice President of The California Speedway since November 1994.

Mr. Paul D.H. Phipps has served as Vice President – Sales and Marketing since February 2001. Mr. Phipps was Executive Vice President of Major League Soccer for more than five years prior to that.

Mr. Daniel W. Houser, a Certified Public Accountant, has been our Controller and Chief Accounting Officer for more than the past five years.

Mr. Glenn R. Padgett, a member of the Florida Bar, has served as counsel and been Assistant Secretary for more than the past five years. He has been Chief Counsel – Operations and our Chief Compliance Officer since 1998.

Mr. Larry Aiello, Jr., a director since 2003, presently serves as the President and Chief Executive Officer of Corning Cable Systems, which is part of Corning, Inc. Mr. Aiello joined Corning, Inc. in 1973 in the Internal Audit Department and served in several positions in manufacturing from 1975 to 1981. He was named manager-Domestic Accounting in 1981, controller-Telecommunications Products Division in 1984, director-Control and Analysis in 1987 and assistant controller and director in 1989. He was named division vice president and director-Business Development and Planning, Opto-Electronics Group in 1990, general manager-Component Products Group in 1992, vice president and controller, Corning Incorporated in 1993, senior vice president-International and President-Corning International Corporation in 1997, senior vice president and chief of staff-Corning Optical Communications in 2000 and to his current position in 2002.

Mr. J. Hyatt Brown, a director since 1987, serves as the Chairman and Chief Executive Officer of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also serves as a director of Rock Tenn Co., SunTrust, Inc., BellSouth Corporation, and FPL Group, Inc.

Mr. Brian Z. France, a director since 1994, has served as NASCAR’s Chairman and Chief Executive Officer since 2003, Executive Vice President since 2000 and Vice Chairman since 2002. Previously, he served as NASCAR’s Senior Vice President since 1999. He had served as NASCAR’s Vice President of Marketing and Corporate Communications since December 1992. He has also been employed as our Manager--Group Projects since February 1994.

Mr. William P. Graves, a director since September 2003, has served as President and Chief Executive Officer of the American Trucking Association since January 2003. Mr. Graves served as Governor of the State of Kansas from January 1995 until January 2003.

Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than twenty years and currently is Of Counsel with Kinsey Vincent Pyle, LC.

Mr. Raymond K. Mason, Jr., a director since 1981, had served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, from 1978 until its sale in 1998. From 1998 to the present, Mr. Mason has served as President of Center Bank of Jacksonville, N.A. (until August 2001, this entity was known as RCK, Inc.).

Mr. Gregory W. Penske, a director since July 1999, served as our Senior Vice President-Western Operations from July 1999 until January 2002. Mr. Penske had been a director of Penske Motorsports since its formation and President and Chief Executive Officer since July 1, 1997. Prior to July 1, 1997, Mr. Penske served as an Executive Vice President of Penske Motorsports since February 1996. In addition, Mr. Penske served as President of the California Speedway from January 1997 to January 1999. Mr. Penske is also the President and CEO of Penske Automotive Group, Inc., and has served in that position since December 1993. Mr. Penske is also a member of the board of directors of Alltel Corp.

Mr. Edward H. Rensi, a director since January 1997, is Chairman & CEO of Team Rensi Motorsports. Mr. Rensi was an executive consultant with McDonald’s Corporation from 1997 to 1998. He served as President and Chief Executive Officer of McDonald’s USA from 1991 until his retirement in 1997. He is also a director of Snap-On Tools.

Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Corp., and United States Sugar Company.

Mr. Thomas W. Staed, a director since 1987, is Chairman of Staed Family Associates, Ltd., and had served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, from 1968 to 1999.

Messrs. Aiello, Brown, Graves, Mason, Rensi, Reuss, and Staed are considered “independent” by the Board of Directors as that term is presently defined in Rule 4200(a)(15) of the NASD listing standards.

Certain Relationships and Related Transactions

All of the racing events that take place during our fiscal year are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association ("AHRMA"), the American Motorcyclist Association ("AMA"), the Automobile Racing Club of America ("ARCA"), the Championship Cup Series ("CCS"), the Federation Internationale de l'Automobile ("FIA"), the Federation Internationale Motocycliste ("FIM"), Grand American Road Racing Association (“Grand American”), American, Historic Sportscar Racing ("HSR"), the International Race of Champions ("IROC"), Indy Racing League (“IRL”), National Association for Stock Car Auto Racing (“NASCAR”), the Sports Car Club of America ("SCCA"), the Sportscar Vintage Racing Association ("SVRA"), the United States Auto Club ("USAC") and the World Karting Association ("WKA").

NASCAR, which sanctions some of our principal racing events, is a member of the France Family Group which controls in excess of 60% of the combined voting power of our outstanding stock. We employ some members of the France Family Group some of whom also serve as directors and/or officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies we paid to NASCAR for disbursement to competitors totaled approximately $92.2 million for the year ended November 30, 2003.

Since 2001, NASCAR has contracted directly with certain network providers for television rights to the entire NASCAR Winston Cup and NASCAR Busch series schedules. NASCAR Winston Cup and NASCAR Busch series event promoters share in the television rights fees in accordance with the provision of the sanction agreement for each NASCAR Winston Cup and NASCAR Busch series event. Under the terms of this arrangement, NASCAR retains 10% of the gross broadcast rights fees allocated to each NASCAR Winston Cup or NASCAR Busch series event as a component of its sanction fees and remits the remaining 90% to the event promoter. The event promoter pays 25% of the gross broadcast rights fees allocated to the event as part of the previously discussed prize money paid to NASCAR for disbursement to competitors. Our television broadcast and ancillary rights fees received from NASCAR for the NASCAR Winston Cup and NASCAR Busch series events conducted at our majority-owned facilities were $156.4 million in fiscal year 2003.

In addition, we share a variety of expenses with NASCAR in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to us for office space in our corporate office complex in Daytona Beach, Florida. These rents are based upon estimated fair market lease rates for comparable facilities. NASCAR pays us for various tickets and credentials, catering services, suites, participation in a NASCAR racing event banquet, exhibit and display space, track and other equipment rentals based on similar prices paid by unrelated, third party purchasers of similar items. We pay NASCAR for certain advertising, participation in NASCAR racing series banquets and the use of NASCAR trademarks based on similar prices paid by unrelated, third party purchasers of similar items. NASCAR also reimburses us for 50% of the compensation paid to certain personnel working in our legal, risk management and transportation departments, as well as 50% of the compensation expense associated with receptionists. We reimburse NASCAR for 50% of the compensation paid to one of the personnel working in NASCAR’s legal department. Our payments to NASCAR for MRN Radio’s broadcast rights to NASCAR Craftsman Truck races represents an agreed-upon percentage of our advertising revenues attributable to such race broadcasts. NASCAR’s reimbursement for use of our telephone system, mailroom, janitorial services, catering, graphic arts, photo and publishing services, and our reimbursement of NASCAR for use of corporate aircraft, is based on actual usage or an allocation of total actual usage. The aggregate amount we received from NASCAR for shared expenses, net of amounts we paid for shared expenses, totaled approximately $2.4 million during fiscal 2003.

Grand American sanctions various events at certain of our facilities. While certain of our officers and directors are equity investors in Grand American, no officer or director has more than a 10% equity interest. In addition, certain of our officers and directors representing a non-controlling interest, serve on Grand American’s Board of Managers. Standard Grand American sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by Grand American to participants in the events. Sanction fees we paid to Grand American totaled approximately $1.3 million for the year ended November 30, 2003.

In addition, we and Grand American share a variety of expenses in the ordinary course of business. Grand American pays rent to us for office space in our corporate office complex in Daytona Beach, Florida. These rents are based upon estimated fair market lease rates for comparable facilities. Grand American purchases various sponsorship, catering services, hospitality and equipment rentals from us based on similar prices paid by unrelated, third party purchasers of similar items. We pay Grand American for the use of Grand American’s trademarks based on similar prices paid by unrelated, third party purchasers of similar items. Grand American’s reimbursement for use of our telephone system, mailroom and janitorial, graphic arts, photo and publishing services is based on actual usage or an allocation of total actual usage. The aggregate amount we received from Grand American for shared expenses, net of amounts we paid for shared expenses, totaled approximately $205,000 during fiscal 2003.

We strive to ensure, and management believes that, the terms of our transactions with NASCAR and Grand American are no less favorable to us than could be obtained in arms-length negotiations.

White River Investment Limited Partnership and Western Opportunity Limited Partnership, both members of the France Family Group, were among the selling shareholders in our secondary offering of Class A Common Stock, which closed in May 2003. In connection with that secondary offering all of the selling shareholders had agreed to fully reimburse us for all expenses in excess of approximately $75,000, which were associated with the offering. Following the closing of that secondary offering, in accordance with an allocation agreed among all the selling shareholders, and as a result of the reimbursement arrangement, we invoiced and White River Investment Limited Partnership and Western Opportunity Limited Partnership reimbursed us $295,000 and $85,000, respectively, for expenses we incurred as a result of that secondary offering. In addition, during fiscal 2003, certain members of the France Family Group paid us for the utilization of security services, purchase of catering services, event tickets and certain equipment and we purchased a vehicle from a France Family Group member. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values. The aggregate amount we received for these items, net of amounts we paid for the vehicle, totaled approximately $77,000.

We have collateral assignment split-dollar insurance agreements covering the lives of William C. France and James C. France and their respective spouses. Pursuant to the agreements, we advanced the annual premiums of approximately $1.2 million each year for a period of eight years which ended in fiscal 2002. Upon surrender of the policies or payment of the death benefits thereunder, we are entitled to repayment of an amount equal to the cumulative premiums we previously paid. We may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums advanced under the agreements.

Crotty & Bartlett, P.A., a law firm controlled by siblings of W. Garrett Crotty, one of our executive officers, leases office space located in our corporate office complex in Daytona Beach, Florida. We engage Crotty & Bartlett for certain legal and consulting services. The aggregate amount we paid to Crotty & Bartlett for legal and consulting services, net of amounts we received for leased office space, totaled approximately $96,000 during fiscal 2003.

J. Hyatt Brown, one of our directors, serves as President and Chief Executive Officer of Brown & Brown, Inc. (“Brown”). Brown has received commissions for serving as our insurance broker for several of our insurance policies, including our property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Brown in connection with our policies were approximately $443,000, during fiscal 2003.

Walter P. Czarnecki, one of our directors until April 9, 2003, owns Raceway Services, which purchases tickets and hospitality suite occupancy to events at many of our facilities. The price paid by Raceway Services for these items was established on the same basis as the price paid by other purchasers to the same events without regard to Mr. Czarnecki’s status as a director. The amounts paid to us by Raceway Services totaled approximately $120,000, during fiscal 2003 (prior to the end of Mr. Czarnecki’s directorship).

Christy F. Harris, one of our directors, is presently Of Counsel to the law firm of Kinsey Vincent Pyle, LC. We engage Kinsey Vincent Pyle for legal and consulting services from time to time. In addition we employ one of Mr. Harris’ daughters in a non-executive capacity.

Raceway Associates, LLC is owned 75% by Motorsports Alliance, LLC and 25% by the former owners of the Route 66 Raceway, LLC. Edward H. Rensi, a director of the Company, owns approximately 1.28% of Raceway Associates, LLC.

Pursuant to the merger agreement for the PMI acquisition, the Company originally was obligated to place up to three individuals designated by Penske Performance, Inc., on its board of directors and to include such designees as nominees recommended by our Board of Directors at future elections of directors by shareholders, based upon the amount of our stock held by Penske Performance, Inc. As the holdings of Penske Performance, Inc. have fallen to less than 2% percent of the aggregate shares of our outstanding Class A and Class B Common Stock, we are no longer obligated to include any individuals designated by Penske Performance, Inc. as nominees for our board of directors. Until April 2003 Messrs. Roger S. Penske, Gregory W. Penske and Walter P. Czarnecki were the designees of Penske Performance, Inc. serving on our Board of Directors. Mr. Gregory W. Penske remains on our Board of Directors. Penske Performance, Inc. is a wholly-owned by Penske Corporation. Messrs. Roger S. Penske and Czarnecki were also officers and directors of Penske Performance, Inc. and other Penske Corporation affiliates. Mr. Gregory W. Penske is also an officer and director of Penske Performance, Inc. and other Penske Corporation affiliates, as well as the son of Roger S. Penske. Roger S. Penske beneficially owns a majority of the voting stock of and controls Penske Corporation and its affiliates. We rented Penske Corporation and its affiliates certain facilities for a driving school and sold admissions to our events, hospitality suite occupancy and related services, merchandise and accessories to Penske Corporation, its affiliates and other related companies. Also, Penske Truck Leasing rented certain vehicles and sold related supplies and services to us. In fiscal 2003, the aggregate amount received from Penske Corporation, its affiliates and other related companies, net of amounts we paid, totaled approximately $887,000, for the aforementioned goods and services.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended November 30, 2003, Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended November 30, 2003, and written representations furnished to us, Mr. Mason failed to file on a timely basis one report on Form 4 concerning a sale. There is no other person who, at any time during the fiscal year, was a director, officer, or beneficial owner of more than ten percent of any class of our securities that failed to file on a timely basis reports required by section 16(a) of the Exchange Act during the fiscal year ended November 30, 2003.

Director Meetings and Committees

Our Board of Directors met three times during fiscal 2003. Our Board of Directors has an Audit Committee, a Compensation Committee and a Growth & Development Committee. At the present time we do not have a nominating or similar committee.

The functions of the Audit Committee (which presently consists of Messrs. Aiello, Brown, and Mason) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing our consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee. The Board of Directors has determined all of the members of the Audit Committee are qualified as audit committee financial experts (as defined by the SEC) and “independent” (as independence is presently defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). The Audit Committee met five times during fiscal 2003.

The functions of the Compensation Committee (which presently consists of Messrs. Rensi, Reuss, and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met three times during fiscal 2003.

During the last full fiscal year no director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board on which they served.

Director Nomination Process

At the present time we do not have a separate nominating or similar committee, nor do we have established processes to solicit nominations from security holders or consider nominees recommended by security holders. Members of the France Family Group and our senior management have had a long established informal process to establish and maintain a board of directors composed of individuals with appropriately diverse background, training, experience and interest to allow the board of directors to effectively guide us. Persons recruited to serve are proposed to the entire board for approval prior to recommendation to other shareholders. Because of the success of the prior methodology (as evidenced by our performance over the last decade), because the France Family Group’s substantial equity holdings closely align their interests with those of our other shareholders, and because the France Family Group holds sufficient voting power to elect the entire board of directors (as disclosed in their latest Schedule 13G amendment), a separate formalized director nominating committee or procedures were not previously believed to be appropriate and efficient. With recent changes in corporate governance standards for NASDAQ listed companies, we are now in the process of drafting a charter for, and establishing, a Nominating and Corporate Governance Committee as directed by the Board of Directors. We anticipate completing this process on or before the date the new rules become effective for us. Until that Committee is established each of our directors continues to participate in the consideration of director nominees.

When the charter is approved by the board of directors and the Nominating and Corporate Governance Committee is established, a current copy of the charter will be available on our website at www.iscmotorsports.com. Each person on the Nominating and Corporate Governance Committee will be “independent.” As part of its process and procedures the Nominating and Corporate Governance Committee will consider director candidates recommended by security holders, including those recommended by the France Family Group. At the present time there have been no material changes to the procedures by which security holders may recommend nominees to our board of directors, although the procedures to be adopted by the new Nominating and Corporate Governance Committee may result in changes which may be considered material. The procedures to be followed have not yet been established but will be included on our website when finalized. The specific, minimum qualifications that the Nominating and Governance Committee believes must be met by a nominating committee-recommended nominee for a position on our board of directors and any specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of our directors to possess will also be included on our website when finalized.

Code of Ethics

Our Audit Committee has adopted a code of ethics that applies to our senior financial officers including our principal executive officer, principal financial officer and principal accounting officer. A copy of that code of ethics is attached to this information statement as an Appendix. We also post a copy of our code of ethics on our Internet website at www.iscmotorsports.com. We intend to satisfy our disclosure obligations regarding any amendment to, or waiver from, any provision of our code of ethics that applies to any of our senior financial officers by posting that information on our Internet website. At the present time there have been no amendments or waivers.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement of Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board, including Independence Standards Board Standard No.1, and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during fiscal year 2003.

In reliance on the reviews and discussions referred to above, the Committee approved (and subsequently a majority of the Board approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended November 30, 2003 for filing with the Securities and Exchange Commission. In April 2003, the Committee approved the selection of the Company’s independent auditors which performed the Company’s fiscal 2003 annual audit.

J. Hyatt Brown, Chairman
Raymond K. Mason, Jr.
Larry Aiello, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors intends to appoint Ernst & Young LLP, independent certified public accountants, as auditors for the fiscal year ending November 30, 2004 prior to the 2004 Annual Meeting of Shareholders. Ernst & Young LLP, and its predecessors have served as our auditors since 1966. Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

The information presented below discloses the aggregate fees billed to us for each of the last two fiscal years by Ernst & Young LLP, our independent auditors.

Audit Fees

Fiscal 2003 - $359,950. Fiscal 2002 - $446,220.

This category includes fees for professional services rendered for the audit of our annual financial statements and review of financial statements included in our Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Both 2003 and 2002 included fees related to S3 filings by the Company.

Audit-Related Fees

Fiscal 2003 - $23,600. Fiscal 2002 - $82,413.

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees, above. The nature of the services comprising the fees disclosed in this category for fiscal 2003 are accounting advisory services and Sarbanes-Oxley compliance.

Tax Fees

Fiscal 2003 - $306,387. Fiscal 2002 - $323,576.

This category includes fees for professional services that are rendered for tax compliance, tax advice, and tax planning. The nature of the services comprising the fees disclosed in this category for fiscal 2003 are tax return preparation, review of estimated tax payments, assistance with state and federal tax audits, advice regarding tax effects of corporate restructuring activities, and other tax advisory services.

All Other Fees

There were no other fees for products and services that are not disclosed in the previous categories.

Audit Committee Pre-approval Policies and Procedures

The audit committee, or one of its members who has been delegated pre-approval authority, considers and has approval authority over all engagements of the independent auditors. If a decision on an engagement is made by an individual member, the decision is presented at the next meeting of the audit committee. All of the engagements resulting in the fees disclosed above for fiscal 2003 were approved by the audit committee prior to the engagement.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

During the fiscal year ended November 30, 2003 we paid each non-employee director for their service as a director with (i) a $10,000 annual retainer which each non-employee director can elect to receive in either cash or options to acquire Class A common stock (effective at the 2004 Annual Meeting of Shareholders this will be increased to $15,000); (ii) an annual grant of options worth $20,000 to acquire Class A common stock; and (iii) a $1,500 fee for each meeting of the Board of Directors attended and a $750 fee (effective at the 2004 Annual Meeting of Shareholders this will be increased to $1,000) for each Board committee meeting attended. Options are issued pursuant to the 1996 Long-Term Stock Incentive Plan, and valued using the Black-Scholes method. The value of the aggregate retainers and fees paid to non-employee directors in cash or options with respect to fiscal 2003 services totaled approximately $309,250. The Company also reimburses directors for all expenses incurred in connection with their activities as directors.

Committee Report on Executive Officer Compensation

International Speedway Corporation's Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors.

PHILOSOPHY AND POLICIES.

Executive Officer Compensation is structured and administered to offer competitive compensation based on the Executive Officer's contribution and personal performance in support of International Speedway Corporation's strategic plan and business mission.

The corporate compensation plan, including salary ranges and bonus structure, is reviewed and reevaluated every year. As part of the overall compensation plan International Speedway Corporation's Executive Officers are grouped in structured pay grades based upon job responsibility and description. Each grade has an established range for annual salary. The salary ranges for each grade have been evaluated annually and adjusted when appropriate by the Compensation Committee based upon changes in market conditions and International Speedway Corporation’s performance factors.

CORPORATE PERFORMANCE MEASURES USED TODETERMINE EXECUTIVE OFFICER COMPENSATION.

Based on International Speedway Corporation’s performance (determined subjectively by the Committee in accordance with the sound business judgment of its members after consideration of earnings per share, revenue growth and established salary ranges), the Committee established a total pool of dollars which was used to provide for increases in annual salary compensation to all employees including the Executive Officers other than the Chairman/CEO and President/COO. The Compensation Committee recommended a proposed salary for the Chairman/CEO and President/COO to the entire Board of Directors (other than the Chairman/CEO and President/COO), which approved the salaries as recommended.

SALARY COMPENSATION.

All other Executive Officers' annual salaries were set by the Chairman/CEO and President/COO who were given the authority to set all salaries other than their own so long as (1) the total pool of available dollars allocated for annual salary compensation for Executive Officers was not exceeded and (2) provided each Executive Officer's annual salary was within the established range for the salary grade. In setting Executive Officer salaries the Chairman/CEO and President/COO considered (1) International Speedway Corporation’s performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of International Speedway Corporation’s goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions although no particular weighting of the factors or formula was used.

In recommending the annual salaries of the Chairman/CEO and President/COO, the Committee considered similar criteria as well as the Committee members' assessment of International Speedway Corporation's financial size and condition.

INCENTIVE COMPENSATION.

International Speedway Corporation has an Annual Incentive Compensation Plan for Management in which the Executive Officers participate. As a result Executive Officer Compensation is significantly at risk. Planned incentive compensation for Executive Officers can be as high as 55% of total annual compensation.

Each Executive Officer is assigned a target bonus opportunity based on corporate and personal goals for the year. The actual bonus for each Executive Officer will range from 0% to more than 150% of the target depending upon results of corporate and personal performance during the year. The current corporate financial measurements are earnings per share based on budget, revenue based on budget, operating margin based on budget and management of corporate general expense budget. These may vary from year to year as established by the Compensation Committee. Personal performance factors are based on individual (functional) objectives and are tailored for each Executive Officer. A portion of each Executive Officer's incentive award will be based upon the Chairman/CEO and President/COO's discretionary judgment of the individual's overall performance during the plan year.

The incentive compensation for the Chairman/CEO and President/COO is, again, proposed by the Compensation Committee and presented to the full Board of Directors for ratification.

LONG TERM INCENTIVE PLAN COMPENSATION

1996 LONG-TERM STOCK INCENTIVE PLAN. International Speedway Corporation's 1996 Long-Term Stock Incentive Plan (the "1996 Plan") was adopted by the Board of Directors in September 1996. It was approved by the written consent of the holders of a majority of the outstanding shares of International Speedway Corporation in November 1996.

The 1996 Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants capable of contributing to International Speedway Corporation's performance. The 1996 Plan reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of class A common stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended.

The Board of Directors has designated the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions consistent with the 1996 Plan as the Committee in its discretion approves.

The Committee has discretion to administer the 1996 Plan in the manner that it determines, from time to time, is in the best interest of International Speedway Corporation. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of International Speedway Corporation. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.

Awards of restricted shares of class A common stock were made under the 1996 Plan on April 1 in 1998, 1999, 2000, 2001, 2002 and 2003, based upon fiscal 1997, 1998, 1999, 2000, 2001 and 2002 results. The amount of these April 1 awards was based upon International Speedway Corporation's performance as measured against annual financial goals established in advance by the Board of Directors. These April 1 awards of restricted shares of class A common stock are initially restricted and will not immediately vest to the participant, but instead most carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant. If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the unvested and unearned restricted shares may be allowed to vest. Termination of employment for any other reason will result in forfeiture of all unvested and unearned shares. Awards of restricted shares of class A common stock under the 1996 Plan are to be made April 1, 2004, based upon fiscal 2003 results and will carry restrictions equivalent to those imposed on the awards made on April 1 in 1998 - 2003.

Additionally, awards of restricted shares of class A common stock were made under the 1996 Plan on May 1, 2002. These May 1 awards were made based upon individual compensation considerations unique to the officers receiving the awards. These May 1 awards of restricted shares of class A common stock are initially restricted and will not immediately vest to the participant, but instead carry a continued employment restriction of 35 months on 50% of the grant and 59 months on the other 50% of the grant. In January and April of 2003, the Company awarded and issued 683 and 1,468, respectively, restricted shares of the Company’s class A common stock to certain managers and officers under the 1996 Plan. These shares of restricted shock vested on July 3, 2003, and October 1, 2003, respectively. Similar awards are not planned for fiscal 2004.

Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted. Prior to vesting the certificates for the restricted shares will be held in escrow by International Speedway Corporation. After vesting the certificates for the restricted shares will be delivered to the participant. International Speedway Corporation has the right of first refusal to buy any stock issued (and vested) under the 1996 Plan that any participant wishes to sell.

Commencing with the April 2000 annual meeting, a portion of each non-employee director’s compensation became awards of options to acquire class A common stock under the 1996 Plan (see “Director Compensation”). The non-employee director options are issued on the date of the annual shareholder meeting each year, were and are valued using the Black-Scholes method, have an exercise price equal to the market price of the class A common stock on the date of the grant, are first exercisable one year after the date of the grant, and expire on the tenth anniversary of the date of the grant. Additional options to acquire class A common stock under the 1996 Plan are to be awarded to non-employee directors on the date of the 2004 annual meeting.

On May 1, 2002 13 selected non-officer managers of International Speedway Corporation were each granted an option to purchase 1,000 shares of class A common stock at an exercise price equal to the market price of the class A common stock on the date of the grant. These options become exercisable over a two and one-half year period and expire on the tenth anniversary of the date of the grant. If employment ends prior to the exercise of the options for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the then exercisable options may be exercised within certain time limits. Termination of employment for any other reason will result in forfeiture of all unexercised options. There is no plan to make similar awards in fiscal 2004.

COLLATERAL ASSIGNMENT SPLIT-DOLLAR INSURANCE

In October 1995, based upon evaluation and recommendation of the Compensation Committee, International Speedway Corporation entered into collateral assignment split-dollar insurance agreements covering the lives of the Chairman/CEO, the President/COO and their respective spouses. Pursuant to the agreements, International Speedway Corporation advanced annual premiums of approximately $1.2 million each year for a period of eight years, which ended in fiscal 2002. Upon surrender of the policies or payment of the death benefits thereunder, International Speedway Corporation is entitled to the repayment of an amount equal to the cumulative premiums it has paid. Although Securities and Exchange Commission (“SEC”) rules require disclosure of the entire premium advanced in the Summary Compensation Table, the Compensation Committee determined the compensation aspect of the plan was actually less than the total premium because of the repayment requirement and represented reasonable and appropriate compensation to the covered executives, when considered in light of their total compensation package.

CHAIRMAN/CEO COMPENSATION BASES.

The Compensation Committee determined a 3% increase in Chairman/CEO compensation was appropriate for 2003 in light of continued corporate performance during a difficult economic period.

Thomas W. Staed
Lloyd E. Reuss
Edward H. Rensi

Performance Graph

The rules of the SEC require us to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in our total shareholder return on a class of our common stock with the cumulative total return of a broad equity index, assuming reinvestment of dividends, and the cumulative total return, assuming reinvestment of dividends, of a published industry or line-of-business index; peer issuers selected in good faith; or issuers with similar market capitalization. The graph below compares the cumulative total five year return of our class A common stock with that of the NASDAQ Stock Market Index (U.S. Companies) and with the 40 NASDAQ issues (U.S. companies) listed in SIC codes 7900-7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations that are not subject to the impact of weather on operations, and pari-mutual and other wagering operations. We conduct large outdoor sporting and entertainment events that are subject to the impact of weather, and we are not involved in pari-mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of our business and the fact that public information is available concerning only a limited number of companies involved in the same line of business, and no public information is available concerning other companies in our line of business, we do not believe that the information presented below is meaningful.

Comparison of Five-Year Cumulative Return Among

International Speedway Corp., NASDAQ SIC 7900 Index and NASDAQ Stock Market Index

Executive Compensation

The following table sets forth the total compensation we paid for services rendered during the last three fiscal years to all persons who served as our Chief Executive Officer during any portion of fiscal 2003 and our four other most highly compensated executive officers during fiscal 2003 (collectively the "Named Officers").

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)(2)	Restricted Stock Awards ($) (3)	All Other Compen- sation ($) (4)

William C. France	2003	$499,500	$243,526	$ 3,601	$238,007	$ 27,293
Chairman	2002	$483,500	$191,502	$10,577	$274,956	$461,771
(CEO until 4/2003)	2001	$466,308	$256,042	$ 0	$218,706	$772,111

James C. France	2003	$461,668	$200,360	$ 2,210	$177,906	$ 23,842
Chief Executive	2002	$437,800	$141,827	$ 6,495	$208,527	$393,009
Officer (since 4/2003)	2001	$421,924	$189,496	$ 0	$157,997	$474,144

Lesa France Kennedy	2003	$325,325	$124,453	$ 0	$130,676	$ 15,157
President	2002	$299,569	$113,167	$ 0	$169,837	$ 14,515
	2001	$288,206	$118,627	$ 0	$129,459	$ 11,935

John R. Saunders	2003	$292,077	$ 97,426	$ 4,032	$ 73,510	$ 14,800
Senior Vice President &	2002	$259,209	$ 79,263	$ 8,010	$104,446	$ 14,161
Chief Operating Officer	2001	$243,890	$ 81,300	$ 0	$ 99,181	$ 15,911

H. Lee Combs	2003	$278,584	$ 95,092	$ 1,521	$ 61,131	$ 14,968
Senior Vice President -	2002	$272,528	$ 77,346	$ 6,423	$ 76,718	$ 14,162
Corporate Development	2001	$259,323	$ 81,424	$ 0	$ 80,722	$ 15,935

W. Grant Lynch	2003	$262,830	$ 81,793	$ 4,131	$ 61,131	$ 15,073
V. President & President	2002	$256,000	$ 74,038	$ 6,403	$ 76,718	$ 14,162
Talladega Superspeedway	2001	$240,938	$ 77,760	$ 0	$ 171,266	$ 11,935

(1) The Bonus for William C. France, James C. France, and Lesa France Kennedy are our estimates for fiscal 2003 which have not yet been approved by our Board of Directors.

(2) The compensation reported in this column consists of amounts reimbursed during the year for the payment of taxes. Perquisites and other personal benefits, securities or property (valued at our aggregate incremental cost) are included in “All Other Compensation” because the value is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer.

(3) Reflects the aggregate market value of shares awarded under our 1996 Long-Term Stock Incentive Plan (calculated as of the date of the award). The indicated awards were made in April with respect to services rendered in the prior fiscal year.

(4) The compensation reported in this column consists of (i) payments for insurance, including premium payments and related expense for split-dollar and other life insurance, accidental death and dismemberment insurance, group health insurance, and long and short term disability insurance, and (ii) contributions to our 401(k) plan. The amounts applicable to each Named Officer for each category for fiscal 2002 are as follows: William C. France ($27,293, and $0, respectively); James C. France ($15,842, and $8,000, respectively); Lesa France Kennedy ($7,157, and $8,000, respectively); John R. Saunders ($6,800, and $8,000, respectively); H. Lee Combs ($6,968, and $8,000, respectively); and W. Grant Lynch ($7,073, and $8,000, respectively). Pursuant to the split-dollar life insurance arrangements, the premiums will be repaid to us in future periods.

VOTING PROCEDURE

With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. We know of no other items to come before the meeting other than those stated above. On any other item that should come before the meeting, the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.

In advance of the meeting we will appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.

Dissenters’ Right of Appraisal

We do not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, information statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov . You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the National Association of Securities Dealers, 1735 K St., N.W., Washington, D.C. 20006.

By Order of the Board of Directors

W. Garrett Crotty
Vice President, Secretary and General Counsel

March 5, 2003

Appendix

International Speedway Corporation Code of Ethics

INTRODUCTION

The Board of Directors and the senior management of International Speedway Corporation, and its subsidiaries (collectively referred to as the “Company”) take great pride in the Company’s reputation as a leader in motorsports entertainment and for its high standards of integrity, fairness and ethical business conduct. All directors, officers and employees are expected to adhere to this Code of Ethical Conduct and all of the Company’s other ethics policies at all times.

EXPECTATIONS

The Company expects all directors, officers and employees to:

• Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

• Refrain from making false or misleading statements in Securities and Exchange Commission filings and related communications or to the Company’s internal or independent auditors.

• Adhere to the spirit as well as the letter of all laws, rules, and regulations of federal, state, and local governments and other private and public regulatory agencies, applicable to the Company.

• Respect the confidentiality of information acquired in the course of employment or while serving on the Board of Directors, except when authorized or otherwise legally obligated to disclose such information.

• Use Company assets and resources employed or entrusted in a responsible manner.

ADDITIONAL EXPECTATIONS FOR SENIOR FINANCIAL OFFICERS

Senior Financial Officers of the Company performing accounting, audit, legal, financial management, and similar functions hold an important and elevated role in corporate governance. These individuals are key members of the Company’s management team, who are uniquely capable and empowered to ensure that the interests of stakeholders (including shareholders, race fans, employees, business partners, and citizens of the communities in which the Company operates) are appropriately balanced, protected, and preserved.

Senior Financial Officers are required to:

• Act in good faith, responsibly, and with due care and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

• Refrain from making false or artificial entries in the Company’s books or records.

• Proactively promote ethical and honest behavior throughout the workforce.

In addition, Senior Financial Officers are obligated to promptly bring to the attention of the Company’s Senior Management Disclosure Committee and Audit Committee of the Board of Directors information concerning:

• Any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize or report on financial data.

• Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

• Any material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business or any violation of this Code of Ethical Conduct.

ENFORCEMENT MECHANISMS

The Audit Committee has established procedures for the receipt, treatment and retention of concerns related to accounting issues, internal controls, auditing matters and ethics violations. The Company has put in place various systems to help ensure that senior management and the Audit Committee become aware of, and are able to take prompt action against questionable behavior. These systems include, but are not limited to:

• A toll-free, anonymous, and confidential ethics hotline for employees to report accounting, auditing, or ethics concerns.

• A system and set of financial and disclosure controls and procedures to help ensure that the Company’s financial information is complete and accurate, as well as to ensure that full and fair disclosures concerning the Company and its activities are promptly and accurately made. On a monthly basis each officer, business unit leader or department head, as well as various financial and accounting personnel, are required to submit an internal certification of compliance with these procedures to the Company’s Compliance Officer, which includes certification of compliance with this Code of Ethical Conduct.

The reporting of questionable behavior is protected and expressly encouraged. Violations to this policy will be subject to appropriate disciplinary action, including dismissal from the Company and prosecution under applicable law.

Waivers to this Code of Ethical Conduct for directors, executive officers, and Senior Financial Officers can only be granted by the Board of Directors. Any waivers granted must be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K and in no case later than the next periodic report. It is the Board of Director’s stated intention not to approve any waiver to this policy. Changes to this policy must be approved by the Board of Directors and any approved changes shall be promptly reflected in the version of this document accessible from the Company’s website.